Filed Pursuant to Rule 424(b)(5)
Registration Statement File No.: 333-160626

Prospectus Supplement
(To Prospectus dated July 29, 2009)

28,000,000 Shares

Common stock

We are offering 28,000,000 shares of our common stock, par value $0.01 per share.

Our common stock is listed on the New York Stock Exchange under the symbol “OCN”. The last reported sale price of our common stock on the New York Stock Exchange on August 12, 2009 was $9.15 per share.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page S-10 of this prospectus supplement and in Item 1A of our most recent Annual Report on Form 10-K and in Item 1A of each of our subsequently filed Quarterly Reports on Form 10-Q (which documents are incorporated by reference in this prospectus supplement and the accompanying prospectus), which describe specific risks and other information that should be considered before you make an investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per share	Total

Public offering price	$9.00	$252,000,000
Underwriting discount	$0.45	$12,600,000
Proceeds, before expenses, to us	$8.55	$239,400,000

We have granted the underwriters an option to purchase, within the 30-day period from the date of this prospectus supplement, up to an additional 4,200,000 shares of our common stock to cover over-allotments.

Delivery of the shares of our common stock to purchasers is expected to occur on or about August 18, 2009.

Joint book-running managers

J.P. Morgan	Barclays Capital	Wells Fargo Securities

Co-managers

Piper Jaffray	Keefe, Bruyette & Woods

August 12, 2009

PROSPECTUS SUPPLEMENT

PROSPECTUS

In making your investment decision, you should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized anyone to provide you with information that is different. If anyone provides you with different or inconsistent information you should not rely on it. This prospectus supplement and the accompanying prospectus may only be used where it is legal to sell our securities. You should not assume that the information contained in or incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any time subsequent to the date of such information.

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ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement is a supplement to the accompanying prospectus, dated July 29, 2009, that is also a part of this document. This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the Securities and Exchange Commission (the “Commission”) using the Commission’s shelf registration rules. In this prospectus supplement, we provide you with specific information about the terms of this offering of our common stock. Both this prospectus supplement and the accompanying prospectus include important information about us, our common stock and other information you should know before investing in our common stock. This prospectus supplement also adds to, updates and changes some of the information contained in the accompanying prospectus. To the extent that any statement that we make in this prospectus supplement is inconsistent with the statements made in the accompanying prospectus, the statements made in the accompanying prospectus are deemed modified or superseded by the statements made in this prospectus supplement.

Before you invest in our common stock, you should read the registration statement of which this document forms a part and this document, including the documents incorporated by reference herein that are described under the heading “Where You Can Find More Information; Incorporation by Reference.”

You should rely only on the information contained or incorporated by reference in this prospectus supplement. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are not making an offer to sell or seeking an offer to buy shares of our common stock under this prospectus supplement in any jurisdiction where the offer or sale is not permitted. Brokers or dealers should confirm the existence of an exemption from registration or effect a registration in connection with any offer and sale of these shares. You should read all information supplementing this prospectus supplement and the accompanying prospectus.

The information contained in this prospectus supplement is accurate only as of the date of this prospectus supplement regardless of the time of delivery of this prospectus supplement or any sale of our common stock. Our business, financial condition, results of operations and prospects may have changed since that date.

This prospectus supplement, including the accompanying prospectus and the incorporated documents, includes trademarks, service marks and trade names owned by us or other companies. All such trademarks, service marks and trade names are the property of their respective owners.

Except as otherwise indicated by the context, references in this prospectus supplement to “Ocwen,” “the Company,” “we,” “us,” and “our” are to Ocwen Financial Corporation and its subsidiaries. The term “you” refers to a prospective investor.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

We file annual, quarterly and current reports, proxy statements and other information with the Commission. You may read and copy any document we file at the Commission’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the Public Reference Room. You can request copies of these documents by writing to the Commission and paying a fee for the copying costs. The Commission maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. Our Commission filings are available at the Commission’s website at http://www.sec.gov. Our common stock is listed on the New York Stock Exchange (NYSE: OCN), and you can obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

This prospectus supplement and the accompanying prospectus are part of a registration statement on Form S-3 that we have filed with the Commission under the Securities Act. The rules and regulations of the Commission allow us to omit from this prospectus supplement and the accompanying prospectus certain information included in the registration statement. For further information about us and our securities, you should refer to the registration statement and the exhibits and schedules filed with the registration statement. With respect to the statements contained in this prospectus supplement or the accompanying prospectus regarding the contents of any agreement or any other document, in each instance, such statement is qualified in all respects by the complete text of the agreement or document, a copy of which has been filed as an exhibit to the registration statement. You can obtain a copy of the registration statement from the Commission at the address listed above or from the Commission’s Internet website.

The Commission allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents instead of having to repeat the information in this prospectus supplement. The information incorporated by reference is considered to be part of this prospectus supplement, and later information that we file with the Commission will automatically update and supersede this information.

We incorporate by reference the documents listed below and any future filings we will make with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, between the date of this prospectus supplement and the termination of the offering, and also between the date of the initial registration statement and prior to effectiveness of the registration statement:

•	our Annual Report on Form 10-K for the year ended December 31, 2008, filed on March 12, 2009;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009 and June 30, 2009, filed on May 7, 2009 and August 4, 2009, respectively;

•	our Current Reports on Form 8-K filed on February 4, 2009, February 18, 2009, February 20, 2009 (as amended on that date), March 4, 2009, March 30, 2009, April 1, 2009, April 9, 2009, June 26, 2009, July 10, 2009, July 16, 2009, July 20, 2009, July 23, 2009, August 11, 2009 and August 12, 2009; and

•	the description of our common stock contained in our registration statement on Form 8-A filed pursuant to Section 12 of the Exchange Act on July 25, 1997, including any amendments or reports filed for the purposes of updating this description.

To the extent that any information contained in any current report on Form 8-K or any exhibit thereto was furnished, rather than filed with the Commission, such information or exhibit is specifically not incorporated by reference in this prospectus supplement.

For purposes of this prospectus supplement and the accompanying prospectus, any statement contained in a document incorporated or deemed to be incorporated herein or therein by reference shall be deemed to be modified or superseded to the extent that a statement contained in any subsequently filed document which also is or is deemed to be incorporated herein or therein by reference modifies or supersedes such statement contained in the previous document.

These documents may also be accessed on our website at www.ocwen.com. Except as otherwise specifically incorporated by reference in this prospectus supplement the accompanying prospectus, information contained in, or accessible through, our website is not a part of this prospectus supplement or the accompanying prospectus.

You may request a copy of any or all of the information incorporated by reference, at no cost, by writing or telephoning us at the following:

Ocwen Financial Corporation
1661 Worthington Road, Suite 100
West Palm Beach, FL 33409
(561) 682-8000
Attention: Investor Relations

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus, including the information we incorporate by reference, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact, included or incorporated by reference into this prospectus supplement or the accompanying prospectus, including, without limitation, statements regarding our financial position, business strategy and other plans and objectives for our future operations, are forward-looking statements.

These statements include declarations regarding our management’s beliefs and current expectations. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes”’ “estimates”, “predicts,” or “continue” or the negative of such terms or other comparable terminology. These forward-looking statements are subject to inherent risks and uncertainties in predicting future results and conditions that could cause the actual results to differ materially from those projected in these forward-looking statements. Some, but not all, of the risks and uncertainties include those referred to in the section entitled “Risk Factors” and the following:

•	assumptions related to the sources of liquidity, our ability to fund advances and the adequacy of financial resources;

•	estimates regarding prepayment speeds, float balances, delinquency rates, advances and other servicing portfolio characteristics;

•	projections as to the performance of our fee-based loan processing business and our asset management vehicles;

•	assumptions about our ability to grow our business;

•	our plans to continue to sell our non-core assets;

•	our ability to establish additional asset management vehicles;

•	our ability to reduce our cost structure;

•	our analysis in support of the decision to spin-off Altisource as a separate company;

•	our continued ability to successfully modify delinquent loans and sell foreclosed properties;

•	estimates regarding our reserves, valuations and anticipated realization on assets; and

•	expectations as to the effect of resolution of pending legal proceedings on our financial condition.

Forward-looking statements are not guarantees of future performance and involve a number of assumptions, risks and uncertainties that could cause actual results to differ materially. Important factors that could cause actual results to differ include, but are not limited to, the risks discussed in “Risk Factors” above and the following:

•	availability of adequate and timely sources of liquidity;

•	delinquencies, advances and availability of servicing;

•	general economic and market conditions;

•	uncertainty related to market conditions and government programs;

•	governmental regulations and policies; and

•	uncertainty related to dispute resolution and litigation.

Further information on the risks specific to our business is detailed within this prospectus supplement, the accompanying prospectus and our other reports and filings with the Commission, including our Annual Reports on Form 10-K, our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Forward-looking statements speak only as of the date they are made and should not be relied upon. Ocwen Financial Corporation undertakes no obligation to update or revise forward-looking statements.

SUMMARY

The following information supplements, and should be read together with, the information contained or incorporated by reference in other parts of this prospectus supplement and the accompanying prospectus. This summary highlights selected information about us and this offering. This summary may not contain all of the information that may be important to you. You should read carefully all of the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus, including the information set forth under the caption “Risk Factors” in this prospectus supplement, in the accompanying prospectus and in the documents incorporated by reference herein and therein, as well as our consolidated financial statements and the related notes thereto incorporated by reference herein, before making a decision to invest in our common stock.

The Company

Ocwen Financial Corporation is a leading business process solutions provider specializing in loan servicing and special servicing. Ocwen is headquartered in West Palm Beach, Florida with offices in Arizona, California, the District of Columbia, Florida, Georgia and New York and global operations in Canada, India and Uruguay. Ocwen has been providing loan servicing and special servicing since it was organized in February 1988.

Ocwen completed the spin-off of Altisource Portfolio Solutions S.A., or Altisource, a subsidiary of Ocwen, on August 10, 2009. The rationale for the spin-off of Altisource is to allow Ocwen to focus on providing loan servicing and special servicing while allowing Altisource to expand its customer base beyond Ocwen. Altisource contains the mortgage services business, financial services business and technology products business formerly known as Ocwen Solutions.

Our Business

We operate in three business segments: servicing, asset management vehicles and loans and residuals. These three segments comprised our Ocwen Asset Management line of business prior to the spin-off of Altisource.

Below is a summary description of each of our business segments:

•	Servicing. Through our servicing business segment we earn fees by providing services to owners of residential mortgage loans, and we are one of the largest servicers of subprime mortgage loans. We also provide services to owners of foreclosed real estate. As of June 30, 2009, we serviced 286,522 loans and real estate properties with an aggregate unpaid principal balance (“UPB”) of $38.4 billion under 512 servicing agreements for over 30 clients. We are licensed in all 50 states, the District of Columbia and two U.S. territories.

–	We are entitled to service loans either because we purchased the mortgage servicing rights (“MSRs”) from the owners of the mortgages or because we entered into subservicing agreements with the entities that own the MSRs.

■	Our largest source of revenue with respect to servicing rights is the servicing fees that we earn pursuant to servicing and subservicing agreements. In the majority of cases, we purchase the MSRs, which generally entitle us to receive 50 basis points annually on the average UPB of the loans serviced.

■	Under subservicing arrangements, where we do not pay for the MSRs, we generally receive between 5 and 45 basis points annually on the UPB.

–	The servicing and subservicing fees are supplemented by related income, including late fees, Speedpay® fees from borrowers who pay by telephone or through the Internet and interest earned on loan payments that we have collected but have not yet remitted to the owner of the mortgage (float earnings).

•	Asset Management Vehicles (“AMVs”). Starting in 2007, we began developing AMVs that benefit from our servicing and loss mitigation capabilities. These entities provide us with investment advisory fees, a source of servicing and investment returns. By involving third parties in the funding of these entities, we are able to realize a greater benefit from our capabilities than would be possible if we were to engage in these ventures using only our own financial resources.

•	Loans and Residuals. Our loans and residuals segment is currently in run-off. Long-term, the principal driver of results is the performance of our assets.

Our primary goal is to make our clients’ loans worth more by leveraging our competitive advantages.

Our principal executive offices are located at 1661 Worthington Road, Suite 100, West Palm Beach, FL 33409, and our telephone number is (561) 682-8000.

Competitive Strengths

Today, the two primary drivers of our operating results are reducing operating costs and lowering interest expense on advances.

•	Lowest Cost Provider. We believe Ocwen Loan Servicing, LLC (“OLS”) has the lowest operating cost in the mortgage servicing industry. Based on industry average assumptions from a third party valuation consultant, as of May 31, 2009, OLS’ net cost to service a non-performing loan was 58% lower than the average net cost for the subprime industry.

•	Superior Loss Mitigation and Cash Management. Two recent independent studies comparing servicer performance in servicing non-performing residential loans confirmed that we lead the industry in realizing cash flows for investors and keeping families in their homes. A Moody’s Investors Service study in 2007 showed that we achieved double the cure rate of subprime servicers rated “average” by Moody’s and 12% higher than the cure rate of subprime servicers rated “strong” despite having a more challenging portfolio consisting of older mortgages with lower credit quality and a higher proportion of second liens. Similarly, in July 2009, Bank of America/Merrill Lynch found that we have the highest “roll rate from 90+ days delinquent to current” for both subprime fixed and adjustable rate loans. We believe these studies, together with our selection by Freddie Mac as a special servicer (as described below), demonstrate our capability to work effectively with delinquent borrowers and generate greater cash flows than any other servicer. This success in returning loans to performing status enables us to decrease our need for advances which, in turn, reduces our interest expense.

•	High Barriers to Entry. Our servicing platform runs on a proprietary information technology system developed over a 20 year period at a cost of more than $140 million. Currently, we employ over 270 professionals in our software development department focused on identifying additional opportunities to automate manual processes to eliminate variability and to increase the quality and timeliness of decision-making processes and information transfers. Our proprietary tools and contractual arrangements are used to analyze the data collected and are enhanced by a feedback loop that provides updated information on the latest servicing and property valuation data gathered by various Ocwen entities.

•	Scalability and Flexibility. With our highly automated, artificial intelligence driven technology platforms and global workforce, we can quickly scale our servicing platform to handle acquired loan portfolios with modest infrastructure additions.

Key Growth Strategies

•	Acquire Servicing Rights for Loan Portfolios. Servicing rights for several loan portfolios are for sale in our industry, and we are in the process of evaluating these opportunities. We expect that any acquisition will be within our core competency of servicing subprime portfolios. We estimate that the total size of the market for such loan portfolios is approximately $800 billion UPB, and we are evaluating opportunities to buy the servicing rights for over $75 billion UPB. In order to finance these opportunities, we may, among other alternatives, issue additional shares of our common stock or convertible or other equity linked securities, including options, and warrants, or otherwise.

•	Special Servicing Opportunities. We are aggressively pursuing special servicing opportunities that require little capital. In February 2009, we were selected as a special servicer of non-performing loans for Freddie Mac under a high-risk-loan pilot program. This pilot program with Freddie Mac is an example of the kind of business that we are targeting.

•	Asset Management Vehicles. Based on our investment track record, our expertise in the mortgage sector and the strength of our servicing platform, we believe the current distressed mortgage market may provide us an opportunity to sponsor an asset management vehicle focused on investment opportunities in the mortgage sector including, among others, investments in residential mortgage-backed securities, whole loans and servicing rights. If undertaken, we would expect to earn fee income and a carried interest for investment advisory services as well as sub-servicing fees for any investments by the vehicle in whole loans and servicing rights. Any such opportunity will depend upon a variety of considerations to be evaluated at the relevant time.

Recent Developments

Spin-Off of Altisource Portfolio Solutions

On July 22, 2009, a registration statement on Form 10 was declared effective by the Commission for the spin-off of Altisource Portfolio Solutions S.A., or Altisource, a subsidiary of Ocwen. Altisource contains the mortgage services business, financial services business and technology products business formerly known as Ocwen Solutions. After the completion of the spin-off of Altisource, Ocwen will have certain commercial arrangements with Altisource that will continue for several years. The spin-off of Altisource was completed on August 10, 2009.

After the completion of the spin-off, Altisource’s largest customer will initially be Ocwen, and Altisource has entered into or will enter into long-term servicing contracts with Ocwen for up to eight year terms. There are other arrangements between Altisource and Ocwen that will continue following the spin-off which are described in the section entitled “Relationship Between Ocwen and Altisource Following The Spin-Off” in the accompanying prospectus.

Although Altisource is a separate company from Ocwen after the spin-off, Altisource and Ocwen will have the same Chairman of the Board, William C. Erbey. Mr. Erbey is also the current Chief Executive Officer of Ocwen and will remain in that role after the spin-off (Mr. Erbey will serve as Altisource’s non-executive chairman). As a result, he has obligations to Ocwen as well as to Altisource. Mr. Erbey currently owns 27.1% of Ocwen and will own 25.6% of Altisource as a result of the spin-off.

We have included in this document unaudited pro forma consolidated financial information of Ocwen after giving effect to the completion of the spin-off of Altisource. See “Unaudited Pro Forma Consolidated Financial Information.”

An investor acquiring shares of our common stock in this offering will not be entitled to receive any shares of Altisource issued in connection with the spin-off.

Sale of Bankhaus Oswald Kruber GmbH & Co. KG (“BOK”)

On June 15, 2009, we entered into an agreement to sell our investment in BOK, subject to regulatory approvals. Based on the terms of this agreement, we recognized a gain of $1.2 million in the second quarter of 2009 to partially reflect the increased sales price for our investment. This gain relates to a previously recorded valuation adjustment.

Summary Condensed Consolidated Financial Information

The following table sets forth our summary consolidated financial information. We derived the income statement and cash flow information for the years ended December 31, 2008, 2007 and 2006 from our audited financial statements incorporated by reference into this prospectus supplement. We derived the income statement and cash flow information for the six months ended June 30, 2009 and 2008, and the balance sheet information as of June 30, 2009, from our unaudited financial statements incorporated by reference into this prospectus supplement. The balance sheet information is presented on:

•	an actual basis; and

•	an as adjusted basis to give effect to the sale of 28,000,000 shares of common stock offered hereby and the application of the net proceeds therefrom as described under “Use of Proceeds.”

The historical quarterly financial information presented below includes, in the opinion of management, all adjustments, consisting of normal, recurring adjustments, necessary for a fair presentation of such data. You should read carefully the financial statements incorporated by reference into this prospectus supplement (including the notes to the financial statements) and the related Management’s Discussion and Analysis of Financial Condition and Results of Operations included in our Annual Report on Form 10-K for the year ended December 31, 2008, in our Current Report on Form 8-K filed on July 16, 2009 and in our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009 and June 30, 2009. You should also read carefully the sections entitled “Recent Developments—Spin-off of Altisource Portfolio Solutions” and “Relationship Between Ocwen and Altisource Following The Spin-Off” in the accompanying prospectus, “—Recent Developments—Spin-off of Altisource Portfolio Solutions” above and the unaudited pro forma consolidated financial information of Ocwen after giving effect to the completion of the spin-off of Altisource in the section entitled “Unaudited Pro Forma Consolidated Financial Information” below.

	Six Months Ended
(dollars in thousands,	June 30,		Year Ended December 31,
except for share and per share information)	2009	2008(3)	2008(3)	2007(3)	2006(3)
		(As adjusted)	(As adjusted)	(As adjusted)	(As adjusted)

Results of operations:
Revenues	$223,769	$259,476	$492,128	$480,661	$431,330
Operating expenses	144,916	169,341	323,355	351,866	339,655
Income from operations	78,853	90,135	168,773	128,795	91,675
Interest expense	(33,963)	(47,179)	(86,574)	(76,586)	(56,979)
Gain (loss) on trading securities	5,055	(21,745)	(35,480)	(6,663)	2,012
Loss on loans held for resale, net	(7,541)	(10,438)	(17,096)	(16,671)	(10,316)
Income tax expense (benefit)	17,509	3,363	12,006	15,186	(127,720)
Net income attributable to Ocwen Financial Corporation	32,939	2,555	13,250	36,104	204,145
Earnings per share information:
Weighted average common shares outstanding:
Basic	65,045,842	62,625,378	62,670,957	62,712,076	62,871,613
Diluted	70,375,555	62,853,659	62,935,314	63,496,339	71,864,311
Basic earnings per share:
Net income attributable to OCN common shareholders	$0.51	$0.04	$0.21	$0.58	$3.25
Diluted earnings per share
Net income attributable to OCN common shareholders	$0.49	$0.04	$0.21	$0.57	$2.92
Other information:
Average UPB of loans and real estate serviced	$39,718,475	$49,746,825	$46,193,422	$55,067,769	$47,431,927
Prepayment speed (average CPR)	21%	25%	25%	23%	31%
UPB of non-performing loans and real estate serviced as a % of total at period end(1)(2)	27.4%	22.4%	24.3%	19.6%	8.1%
Average number of loans and real estate serviced	304,118	402,403	373,416	465,029	417,468

(1)	Excluding non-performing loans serviced for Freddie Mac. Also excludes real estate serviced pursuant to our contract with the United States Department of Veterans Affairs which expired on July 24, 2008.
(2)	At December 31, 2008, the UPB of non-performing assets comprised 24.3% of the total and the number of non-performing assets serviced comprised 19% of the total.
(3)	Effective January 1, 2009, we adopted pronouncement, FSP APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement),” and SFAS No. 160, “Non-controlling Interests in Consolidated Financial Statements-an Amendment of ARB No. 51,” which require us to retrospectively adjust previously reported financial information.

	As of June 30,
	2009
		As adjusted for
(dollars in thousands)	Actual	this offering

Balance sheet data:
Cash	$213,911	$453,311
Advances	153,732	153,732
Match funded advances	883,209	883,209
Mortgage servicing rights	132,729	132,729
Deferred tax assets, net	161,180	161,180
Total assets	2,034,285	2,273,685
Match funded liabilities	765,023	765,023
Lines of credit and other secured debt	121,810	121,810
Debt securities	109,534	109,534
Total equity	694,544	933,944

The Offering

The following summary contains basic information about this offering. The summary is not intended to be complete. You should read the full text and more specific details contained elsewhere in this prospectus supplement. For a more detailed description of our common stock, see “Description of Capital Stock.”

Issuer	Ocwen Financial Corporation

Common stock offered	28,000,000 shares of common stock

Option to purchase additional shares of common stock	We have granted the underwriters an option exercisable for a period of 30 days from the date of this prospectus supplement to purchase up to an additional 4,200,000 shares of our common stock to cover over-allotments, if any.

Common stock outstanding immediately following offering	95,512,096 shares (1)

NYSE symbol	“OCN”

Use of proceeds	We estimate that the net proceeds from the sale of the shares of common stock in this offering will be approximately $239.4 million (or approximately $275.31 million if the over-allotment option is exercised in full), after deducting estimated underwriting discounts but before our expenses related to this offering.

We intend to use net proceeds from this offering for general corporate purposes, including, without limitation, acquisitions and working capital. See “Use of Proceeds” and “Underwriting.”

Risk factors	See “Risk Factors” and the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of certain factors you should carefully consider before deciding to invest in shares of our common stock.

(1)	The number of shares of common stock shown as being outstanding after this offering is based on the number of shares outstanding as of June 30, 2009. This number excludes (i) shares of common stock issuable if the underwriters exercise their over-allotment option, (ii) 9,419,204 shares of common stock issuable upon the exercise of stock options outstanding as of June 30, 2009 under our stock compensation plans with a weighted average exercise price of $8.20 as of June 30, 2009, (iii) 9,865 shares of common stock issuable upon vesting of restricted stock units and performance share awards as of June 30, 2009, and (iv) 11,288,920 shares of common stock available for future stock award grants.

RISK FACTORS

In addition to the risks discussed under “Cautionary Note Regarding Forward-Looking Statements,” you should carefully consider the following risk factors, as well as the other information in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein, before investing in our common stock. These risks and uncertainties have the potential to have a material adverse impact on our business, financial condition and results of operations.

Risks Related to the Company

You should carefully consider the risk factors described in our annual report on Form 10-K for the year ended December 31, 2008 and our other periodic reports filed with the Commission and incorporated by reference in this prospectus supplement before making an investment in the common stock offered by this prospectus supplement and the accompanying prospectus. In addition, before making any investment decision, you should also carefully consider the other information we include and incorporate by reference in this prospectus supplement and the accompanying prospectus. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations or the value of our common stock.

We are exposed to market risk, including, among other things, liquidity risk, prepayment risk and foreign currency exchange risk.

We are exposed to liquidity risk primarily because of the high variable daily cash requirements to support our servicing business including the requirement to make advances pursuant to servicing contracts and the process of remitting borrower payments to the custodial accounts. In general, we finance our operations through operating cash flows and various other sources of funding including match funded agreements, secured lines of credit and repurchase agreements. We believe that we have adequate financing for the next twelve months. On April 30, 2009, we were successful in negotiating a one-year extension of the term note secured by our MSRs to June 30, 2010. However, because of the failed auctions, the market for auction rate securities is not currently liquid. In the event we need to liquidate our investment, we may not be able to do so without a loss of capital.

We are exposed to interest rate risk to the degree that our interest-bearing liabilities mature or reprice at different speeds, or different bases, that our interest earning assets or when financed assets are not interest-bearing. Our servicing business is characterized by non-interest earning assets financed by interest bearing liabilities. Among the more significant non-interest earning assets are servicing advances and MSRs. At June 30, 2009, we had total advances and match funded advances of $1.04 billion. We are also exposed to interest rate risk because a portion of our outstanding debt is variable rate. Rising interest rates may increase our interest expense. Nevertheless, earnings on float balances (assets) partially offset this variability. We have also entered into interest rate caps to hedge our exposure to rising interest rates on a $250.0 million match funded advance facility and on a $200.0 million match funded advance facility that both have variable rates of interest.

We are exposed to foreign currency exchange rate risk in connection with our investment in non-U.S. dollar functional currency operations to the extent that our foreign exchange positions remain unhedged. Our operations in Canada, Uruguay and India expose us to foreign currency exchange rate risk, but we consider this risk to be insignificant. We have entered into foreign currency futures contracts to hedge the value of our net investment in BOK against changes in the value of the Euro against the U.S. dollar.

The tax liability to Ocwen as a result of the spin-off could be substantial.

In the pre-spin-off restructuring, any assets that are transferred to Altisource Portfolio Solutions S.A. or non-U.S. subsidiaries will be taxable pursuant to Section 367(a) of the Code, or other applicable provisions of the Code and Treasury regulations. Taxable gains not recognized in the restructuring will generally be recognized pursuant to the spin-off itself under Section 367(b). The taxable gain recognized by Ocwen attributable to the transfer of assets to Altisource will equal the excess of the fair market value of each asset transferred over Ocwen’s basis in such asset. Ocwen’s basis in some assets transferred to Altisource may be low or zero which may result in a substantial tax liability to Ocwen. In addition, the amount of taxable gain will be based on a determination of the fair market value of Ocwen’s transferred assets. The determination of fair market values of non-publicly traded assets is subjective and could be subject to closing date adjustments or future challenge by the IRS which could result in an increased United States federal income tax liability to Ocwen.

New prospective tax regulations, if held applicable to the spin-off, could materially increase tax costs to Ocwen.

On June 10, 2009, the IRS issued new regulations under Section 7874 of the Code. The IRS further indicated that it intends to issue additional regulations with respect to transactions where a U.S. corporation contributes assets, including subsidiary equity interests, to a foreign corporation and distributes the shares of such corporation, as in the Separation. Our understanding of the IRS’s plans regarding these forthcoming regulations is that they would apply to the spin-off only if the value of assets held by Ocwen’s corporate or partnership subsidiary entities (either currently, or those that were distributed from such entities as part of the plan encompassing the spin-off) exceeds, in the aggregate, 60% of the value of Altisource when contributed to Altisource. It is not certain, however, what these regulations will provide for once adopted. Prior to completing the spin-off, Ocwen’s board of directors will require Ocwen and Altisource to receive a valuation from an independent valuation firm that will enable the Company to determine whether the value of these assets is less than 60% of the value of Altisource. Because we believe the value of these assets does not exceed the 60% threshold, as we expect to be confirmed by information we derive from the independent valuation, we do not believe that Code Section 7874 applies to the spin-off. The independent valuation is not binding on the IRS. If the IRS were to successfully challenge this valuation, and find that the value of these assets exceeds 60% of the value of Altisource, then Ocwen would not be permitted to offset gain recognized on the transfer of these assets to Altisource with net operating losses, tax credits or other tax attributes. This could materially increase the tax cost to Ocwen of the spin-off.

We may not realize all of the anticipated benefits of potential future acquisitions.

Our ability to realize the anticipated benefits of potential future acquisitions of assets and/or companies will depend, in part, on our ability to scale-up to appropriately service any such assets and/or integrate the businesses of such acquired companies with our business. The process of acquiring assets and/or companies may disrupt the our business, and may not result in the full benefits expected. The risks associated with acquisitions include, among others:

•	coordinating market functions;

•	unanticipated issues in integrating information, communications and other systems;

•	unanticipated incompatibility of purchasing, logistics, marketing and administration methods;

•	retaining key employees; and

•	the diversion of management’s attention from ongoing business concerns.

There is no assurance that we will realize the full benefits anticipated for any future acquisitions, or that we will be able to consummate any future acquisitions. In order to finance potential future acquisitions, we may, among other alternatives, issue additional shares of our common stock or convertible or other equity linked securities, including options, and warrants, or otherwise, which will dilute the ownership interest of our common stockholders.

Future legislative changes and other actions and changes may adversely affect future incremental revenues.

Under government programs such as the Home Affordable Modification Program (“HAMP”), a participating servicer may be entitled to receive financial incentives in connection with any modification plans it enters into with eligible borrowers and subsequent “pay for success” fees to the extent that a borrower remains current in any agreed upon loan modification. Changes in current legislative actions regarding such loan modification and refinance programs, future U.S. federal, state and/or local legislative or regulatory actions that result in the modification of outstanding mortgage loans, and changes in the requirements necessary to qualify for refinancing mortgage loans may impact the future extent to which we participate in and receive financial benefits from such programs and may have a material effect on our business. Additionally, the U.S. Congress and/or various states and local legislators may enact additional legislation or regulatory action designed to address the current economic crisis or for other purposes that could have an effect on the execution of our business strategies. To the extent we participate in the HAMP, there is no guarantee as to the continued expectation of future incremental revenues.

Risks Related to Ownership of Our Common Shares

Our common share price may experience substantial volatility which may affect your ability to sell our common shares at an advantageous price.

The market price of our common shares has been and may continue to be volatile. For example, the closing market price of our common shares on the New York Stock Exchange has fluctuated during the past twelve months between $5.27 per share and $14.56 per share and may continue to fluctuate. Therefore, the volatility may affect your ability to sell our common shares at an advantageous price. Market price fluctuations in our common shares may be due to acquisitions, dispositions, the spin-off of Altisource or other material public announcements along with a variety of additional factors including, without limitation, those set forth under “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.” In addition, the stock markets in general, including the New York Stock Exchange, recently have experienced extreme price and trading fluctuations. These fluctuations have resulted in volatility in the market prices of securities that often has been unrelated or disproportionate to changes in operating performance. These broad market fluctuations may adversely affect the market prices of our common shares.

Shares of our common stock are relatively illiquid.

As of June 30, 2009, we had 67,512,096 shares of common stock outstanding. As of that date, approximately 36% of our common shares were held by our officers and directors and their affiliates and another approximately 21% of our common shares were held by three investors. As a result of our relatively small public float, our common stock may be less liquid than the common stock of companies with broader public ownership. The trading of a relatively small volume of our common stock may have a greater impact on the trading price of our common stock than would be the case if our public float were larger.

There may be future sales or other dilution of our equity, which may adversely affect the market price of our common stock.

Except as described under “Underwriting,” we are not restricted from issuing additional shares of our common stock, including securities that are convertible into or exchangeable for, or that represent the right to receive, common stock.

We also have currently outstanding approximately $56.0 million aggregate principal amount of 3.25% contingent convertible senior unsecured notes due 2024. In addition, we may issue additional shares of common stock in satisfaction of our make-whole obligations relating to our 3.25% contingent convertible senior unsecured notes due 2024. The issuance of additional shares of our common stock in this offering, upon conversion of the 3.25% contingent convertible senior unsecured notes due 2024, or other issuances of our common stock or convertible or other equity linked securities, including options, and warrants, or otherwise, will dilute the ownership interest of our common stockholders.

Sales of a substantial number of shares of our common stock or other equity-related securities in the public market could depress the market price of our common stock and impair our ability to raise capital through the sale of additional equity securities. We cannot predict the effect that future sales of our common stock or other equity-related securities would have on the market price of our common stock.

Because of certain provisions of our organizational documents, takeovers may be more difficult possibly preventing you from obtaining an optimal share price.

Our amended and restated articles of incorporation provide that the total number of shares of all classes of capital stock that we have authority to issue is 220 million, of which 200 million are common shares and 20 million are preferred shares. Our board of directors has the authority, without a vote of the shareholders, to establish the preferences and rights of any preferred or other class or series of shares to be issued and to issue such shares. The issuance of preferred shares could delay or prevent a change in control. Since our board of directors has the power to establish the preferences and rights of the preferred shares without a shareholder vote, our board of directors may give the holders of preferred shares preferences, powers and rights, including voting rights, senior to the rights of holders of our common shares.

The Altisource spin-off will initially reduce our market value and balance sheet and may impact our ability to obtain or maintain financing.

The Altisource spin-off will initially reduce our market value and balance sheet. There can be no assurances regarding whether or to what extent the Altisource spin-off or these factors may be viewed by our current or potential lenders or other counterparties as negatively impacting our ability to obtain, maintain or renew financings, credit agreements, guaranties or other contractual relationships.

COMMON STOCK PRICE RANGE AND DIVIDENDS

Our common stock is listed on the New York Stock Exchange under the symbol “OCN”. The following table sets forth, for the periods indicated, the high and low sale prices per share of our common stock as reported on the New York Stock Exchange.

	Common Stock
	Market Price
	High	Low

2007
First Quarter	$16.95	$10.31
Second Quarter	14.61	12.59
Third Quarter	13.10	7.50
Fourth Quarter	11.57	4.91
2008
First Quarter	$6.56	$3.91
Second Quarter	7.17	3.66
Third Quarter	8.07	4.44
Fourth Quarter	9.21	5.27
2009
First Quarter	$12.02	$8.26
Second Quarter	13.42	10.52
Third Quarter (thru August 12, 2009)	14.56	8.85

The last reported sale price of our common stock on the New York Stock Exchange on August 12, 2009 was $9.15 per share. As of June 30, 2009, there were 67,512,096 shares of our common stock outstanding. The Altisource spin-off will initially reduce the sales price per share of our common stock, see “Risk Factors—The Altisource Spin-off will initially reduce our market value and balance sheet and may impact our ability to obtain or maintain financing.”

We have never declared or paid any cash dividends on our common stock. We do not currently intend to pay cash dividends in the foreseeable future, but intend to reinvest earnings in our business. Any determination as to payment of dividends paid on our common stock will be made by our board of directors based on our financial condition, our results of operations and contractual and other restrictions to which we may be subject. Our board of directors has no obligation to declare dividends under Florida law or our amended and restated articles of incorporation.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma consolidated financial information is presented for illustrative purposes only giving effect to the spin-off of Altisource. The unaudited pro forma consolidated balance sheet as of June 30, 2009 assumes that the spin-off of Altisource occurred as of such date, and the unaudited pro forma consolidated statement of continuing operations for the year ended December 31, 2008 and the six months ended June 30, 2009 assume that the spin-off of Altisource occurred as of January 1, 2008.

The unaudited pro forma consolidated financial information has been prepared based upon information and assumptions that management believes are reasonable. However, the unaudited pro forma consolidated financial information is presented for illustrative and informational purposes only and does not purport to represent what Ocwen’s results of operations or financial condition would have been if the spin-off of Altisource had occurred on the assumed dates nor is it necessarily indicative of Ocwen’s future financial performance. The unaudited pro forma consolidated financial information presented herein should be read in conjunction with the consolidated financial statements and notes thereto included in our Annual Report on Form 10-K for the year ended December 31, 2008, in our Current Report on Form 8-K filed on July 16, 2009 and in our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009 and June 30, 2009, which are incorporated herein by reference.

Unaudited Pro Forma Balance Sheet
As of June 30, 2009
(Dollars in thousands, except share data)

			Pro forma
			Adjustments
		Less	Relating to
	OCN	Altisource	Altisource	OCN Pro
	Historical	Historical	Spin-off	Forma	Note

Assets
Cash	$213,911	$12,205	$—	$201,706
Trading securities, at fair value
Auction rate	243,285	—	—	243,285
Subordinates and residuals	3,440	—	—	3,440
Loans held for resale, at lower of cost or fair value	39,726	—	—	39,726
Advances	153,732	—	—	153,732
Match funded advances	883,209	—	—	883,209
Mortgage servicing rights	132,729	—	—	132,729
Receivables, net	47,923	11,588	—	36,335
Deferred tax assets, net	161,180	—	3,603	164,783	(1)
Intangibles, including goodwill	46,082	46,082	—	—
Premises and equipment, net	11,080	8,174	—	2,906
Investments in unconsolidated entities	21,269	—	—	21,269
Other assets	76,719	2,099	—	74,620

Total assets	$2,034,285	$80,148	$3,603	$1,957,740

Liabilities and Equity
Liabilities
Match funded liabilities	$765,023	$—	$—	$765,023
Lines of credit and other secured borrowings	121,810	—	—	121,810
Investment line	176,668	—	—	176,668
Servicer liabilities	77,774	—	—	77,774
Debt securities	109,534	—	—	109,534
Deferred tax liability	—	3,603	3,603	—	(1)
Other liabilities	88,932	11,026	—	77,906

Total liabilities	1,339,741	14,629	3,603	1,328,715

Equity
Ocwen Financial Corporation stockholders’ equity
Common stock, $.01 par value; 200,000,000 shares authorized; 67,512,096 shares issued and outstanding at June 30, 2009	675	—	—	675
Additional paid-in capital	254,071	—	(65,519)	188,552	(2)
Retained earnings	437,840	—	—	437,840
Parent equity	—	65,519	65,519	—	(2)
Accumulated other comprehensive income, net of income taxes	1,649	—	—	1,649

Total Ocwen Financial Corporation stockholders’ equity	694,235	65,519	—	628,716
Minority interest in subsidiaries	309	—	—	309

Total equity	694,544	65,519	—	629,025

Total liabilities and equity	$2,034,285	$80,148	$3,603	$1,957,740

Unaudited Pro Forma Statement of Continuing Operations
for the Six Months Ended June 30, 2009
(Dollars in thousands, except share data)

			Pro forma
			Adjustments
		Less	Relating to
	OCN	Altisource	Altisource	OCN Pro
	Historical	Historical	Spin-off	Forma	Note

Revenue
Servicing and subservicing fees	$144,298	$26,513	$—	$117,785
Process management fees	73,778	50,512	(3,722)	19,544	(3)
Other revenues	5,693	15,397	10,755	1,051	(3)

Total revenue	223,769	92,422	7,033	138,380

Operating expenses
Compensation and benefits	55,799	25,877	—	29,922
Amortization of servicing rights	18,584	—	—	18,584
Servicing and origination	28,473	24,281	—	4,192
Technology and communications	9,289	8,194	7,033	8,128	(3)
Professional services	15,394	3,356	—	12,038
Occupancy and equipment	10,864	4,110	—	6,754
Other operating expenses	6,513	8,685	—	(2,172)	(4)

Total operating expenses	144,916	74,503	7,033	77,446

Income from operations	78,853	17,919	—	60,934

Other income (expense)
Interest income	4,419	—	—	4,419
Interest expense	(33,963)	(1,410)	(1,097)	(33,650)	(5)
Gain on trading securities	5,055	—	—	5,055
Gain on debt repurchases	534	—	—	534
Loss on loans held for resale, net	(7,541)	—	—	(7,541)
Equity in losses of unconsolidated entities	(549)	—	—	(549)
Other, net	2,801	19	—	2,782

Other expense, net	(29,244)	(1,391)	(1,097)	(28,950)

Income (loss) from continuing operations before income taxes	49,609	16,528	(1,097)	31,984
Income tax expense (benefit)	17,509	5,074	(412)	12,023

Income (loss) from continuing operations	32,100	11,454	(685)	19,961
Net income from continuing operations attributable to minority interest in subsidiaries	(25)	—	—	(25)

Income (loss) from continuing operations attributable to Ocwen Financial Corporation (OCN)	$32,075	$11,454	$(685)	$19,936

Basic earnings per share
Income from continuing operations attributable to OCN common shareholders	$0.49			$0.31

Diluted earnings per share
Income from continuing operations attributable to OCN common shareholders	$0.48			$0.30

Weighted average common shares outstanding
Basic	65,045,842			65,045,842
Diluted	70,375,555			65,737,509

Unaudited Pro Forma Statement of Continuing Operations
for the Year Ended December 31, 2008
(Dollars in thousands, except share data)

			Pro forma
			Adjustments
		Less	Relating to
	OCN	Altisource	Altisource	OCN Pro
	Historical	Historical	Spin-off	Forma	Note
	(As Adjusted)

Revenue
Servicing and subservicing fees	$368,026	$61,457	$13	$306,582
Process management fees	113,244	71,555	(5,536)	36,153	(3)
Other revenues	10,858	27,351	19,705	3,212	(3)

Total revenue	492,128	160,363	14,182	345,947

Operating expenses
Compensation and benefits	125,549	59,311	—	66,238
Amortization of servicing rights	52,461	—	—	52,461
Servicing and origination	52,951	35,825	—	17,126
Technology and communications	22,327	19,912	14,169	16,584	(3)
Professional services	34,615	3,269	—	31,346
Occupancy and equipment	22,978	8,125	—	14,853
Other operating expenses	12,474	16,694	13	(4,207)	(4)

Total operating expenses	323,355	143,136	14,182	194,401

Income from operations	168,773	17,227	—	151,546

Other income (expense)
Interest income	14,696	16	—	14,680
Interest expense	(86,574)	(2,607)	(2,269)	(86,236)	(5)
Loss on trading securities	(35,480)	—	—	(35,480)
Loss on debt repurchases	(86)	—	—	(86)
Loss on loans held for resale, net	(17,096)	—	—	(17,096)
Equity in losses of unconsolidated entities	(13,110)	—	—	(13,110)
Other, net	(141)	(35)	—	(106)

Other expense, net	(137,791)	(2,626)	(2,269)	(137,434)

Income from continuing operations before income taxes	30,982	14,601	(2,269)	14,112
Income tax expense	12,006	5,382	(918)	5,706

Income from continuing operations	18,976	9,219	(1,351)	8,406
Net loss from continuing operations attributable to minority interest in subsidiaries	41	—	—	41

Income from continuing operations attributable to Ocwen Financial Corporation (OCN)	$19,017	$9,219	$(1,351)	$8,447

Basic earnings per share
Income from continuing operations attributable to OCN common shareholders	$0.30			$0.13

Diluted earnings per share
Income from continuing operations attributable to OCN common shareholders	$0.30			$0.13

Weighted average common shares outstanding
Basic	62,670,957			62,670,957
Diluted	62,935,314			62,935,314

Notes to Unaudited Pro Forma Combined Balance Sheet as of June 30, 2009 and Statements of Continuing Operations for the Six Months Ended June 30, 2009 and the Year Ended December 31, 2008

The unaudited pro forma consolidated balance sheet as of June 30, 2009 is presented as if the spin-off of Altisource had been completed on June 30, 2009. The unaudited pro forma consolidated statement of continuing operations for the six months ended June 30, 2009 and the year ended December 31, 2008 are presented as though the spin-off of Altisource had been completed on January 1, 2008.

The historical statement of operations for OCN for the year ended December 31, 2008 has been adjusted to reflect the retrospective application of SFAS No. 160, “Non-controlling Interests in Consolidated Financial Statements-an Amendment of ARB No. 51,” and FSP No. APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement),” both of which we adopted in the first quarter of 2009.

The adjustments are as follows:

(1)	Altisource reports a deferred tax liability while OCN reports its deferred tax assets net of any deferred tax liability in its consolidated financial statements.

(2)	Represents the disposition of OCN’s investment in Altisource as if it were a return of capital dividend to stockholders as of June 30, 2009.

(3)	Represent adjustments to report intersegment revenues and expenses between Altisource and other OCN segments that are eliminated in OCN’s consolidated financial statements but reported in the separate financial statements of Altisource.

(4)	Allocations of corporate support services to Altisource are included as an offset to other operating expenses; however, the allocated expenses are generally incurred in other categories such as compensation and benefits.

(5)	Altisource interest expense includes an allocated portion of OCN’s total interest expense. Following the spin-off, OCN will no longer allocate interest costs to Altisource.

USE OF PROCEEDS

We estimate that the net proceeds from the sale of our common stock in this offering will be approximately $239.4 million (or $275.31 million if the over-allotment option is exercised in full), after deducting estimated underwriting discounts but before our expenses related to this offering. We intend to use net proceeds from this offering for general corporate purposes, including, without limitation, acquisitions and working capital.

CAPITALIZATION

The following table sets forth our cash, our auction rate trading securities, at fair value, our advances, our match funded advances, our mortgage servicing rights, our total assets and our capitalization as of June 30, 2009 on:

•	an actual basis;

•	an as adjusted basis to give effect to the spin-off of Altisource; and

•	an as further adjusted basis to give effect to the sale of 28,000,000 shares of common stock offered hereby and the application of the net proceeds therefrom as described under “Use of Proceeds.”

You should read the following table in conjunction with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and notes included in our Annual Report on Form 10-K for the year ended December 31, 2008, in our Current Report on Form 8-K filed on July 16, 2009 and in our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009 and June 30, 2009, each of which are incorporated by reference in this document, and with the section entitled “Description of Capital Stock” in this prospectus supplement and the “Description of Capital Stock” in the accompanying prospectus. You should also read carefully the sections entitled “Recent Developments—Spin-off of Altisource Portfolio Solutions” and “Relationship Between Ocwen and Altisource Following The Spin-Off in the accompanying prospectus, “Summary—Recent Developments—Spin-off of Altisource Portfolio Solutions” above and the unaudited pro forma consolidated financial information of Ocwen after giving effect to the completion of the spin-off of Altisource in the section entitled “Unaudited Pro Forma Consolidated Financial Information” above.

	As of June 30,
	2009
		As adjusted	As further
		to give effect to	adjusted to
		the Altisource	give effect to
(dollars in thousands)	Actual	spin-off	this offering

Cash	$213,911	$201,706	$441,106
Trading securities, at fair value—auction rate	243,285	243,285	243,285
Advances	153,732	153,732	153,732
Match funded advances	883,209	883,209	883,209
Mortgage servicing rights	132,729	132,729	132,729
Total assets	$2,034,285	$1,957,740	$2,197,140

Debt:
Match funded liabilities	$765,023	$765,023	$765,023
Lines of credit and other secured borrowings	121,810	121,810	121,810
Investment line	176,668	176,668	176,668
3.25% Convertible Notes due August 1, 2024	56,155	56,155	56,155
10.875% Capital Trust Securities due August 1, 2027	53,379	53,379	53,379

Total debt	$1,173,035	$1,173,035	$1,173,035

Stockholders’ equity
Common stock	$675	$675	$955
Additional paid-in capital	254,071	188,552	427,672
Retained earnings	437,840	437,840	437,840
Accumulated other comprehensive income, net of taxes	1,649	1,649	1,649

Total Ocwen Financial Corporation stockholders’ equity	694,235	628,716	868,116
Minority interest in subsidiaries	309	309	309
Total stockholders’ equity	$694,544	$629,025	$868,425

Total capitalization	$1,867,579	$1,802,060	$2,041,460

DESCRIPTION OF CAPITAL STOCK

The following description does not purport to be complete and is qualified in its entirety by reference to our amended and restated articles of incorporation and by-laws.

General

Pursuant to our amended and restated articles of incorporation, we are authorized to issue 200 million shares of common stock and 20 million shares of preferred stock. As of June 30, 2009, there were 67,512,096 shares of common stock outstanding and no shares of preferred stock outstanding.

Common Stock

Each common share has the same relative rights as, and is identical in all respects with, each other common share. All shares of common stock currently outstanding are fully paid and nonassessable. The common shares represent nonwithdrawable capital and are not subject to call for redemption. The common shares are not an account of an insurable type and are not insured by the FDIC or any other governmental authority.

We may pay dividends if, as and when declared by our board of directors, subject to compliance with limitations which are imposed by law. The holders of common shares will be entitled to receive and share equally in such dividends as may be declared by our board of directors out of funds legally available therefor. If we issue preferred shares, the holders thereof may have a priority over the holders of the common shares with respect to dividends.

The holders of common shares possess exclusive voting rights in Ocwen. They elect our board of directors and act on such other matters as are required to be presented to them under applicable law or our articles of incorporation or as are otherwise presented to them by our board of directors. Each holder of common shares is entitled to one vote per share and does not have any right to cumulate votes in the election of directors. If we issue preferred shares, holders of the preferred shares also may possess voting rights.

If we liquidate, dissolve or wind-up, the holders of the then-outstanding common shares would be entitled to receive, after payment or provision for payment of all our debts and liabilities, all of our assets available for distribution. If preferred shares are issued, the holders thereof may have a priority over the holders of the common shares in the event of liquidation or dissolution.

Holders of the common shares are not entitled to preemptive rights with respect to any shares which may be issued in the future. Thus, we may sell common shares without first offering them to the then holders of the common shares.

The transfer agent and registrar for our common shares is American Stock Transfer & Trust Company. All common shares issued, will, when issued, be fully paid and nonassessable.

Preferred Stock

Our board of directors is authorized, subject to any limitations prescribed by law, from time to time to issue up to an aggregate of 20 million shares of preferred stock in one or more series, each of such series to have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and such qualifications, limitations or restrictions thereof, as shall be determined by the board of directors in a resolution or resolutions providing for the issue of such preferred stock.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement dated August 12, 2009, we have agreed to sell to the underwriters named below, for whom J.P. Morgan Securities Inc., Barclays Capital Inc. and Wells Fargo Securities, LLC are acting as joint book-running managers, the following respective number of shares of common stock:

Underwriters	Number of Shares

J.P. Morgan Securities Inc.	9,800,000
Barclays Capital Inc.	9,800,000
Wells Fargo Securities, LLC	4,200,000
Piper Jaffray & Co.	2,800,000
Keefe, Bruyette & Woods, Inc.	1,400,000

Total	28,000,000

The underwriting agreement provides that the underwriters are obligated to purchase all of the shares if any are purchased, other than those shares covered by the over-allotment option described below. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering of the shares may be terminated.

We have granted to the underwriters a 30-day option to purchase on a pro rata basis up to 4,200,000 additional shares at the public offering price less the underwriting discounts and commissions. The option may be exercised only to cover any over-allotments in the sale of the shares.

Shares sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover of this prospectus supplement. Any shares sold by the underwriters to securities dealers may be sold at a discount from the public offering price of up to $0.27 per share. After the offering the underwriters may change the public offering price and concession and discount to brokers or dealers.

The following table summarizes the compensation and estimated expenses we will pay.

	Per Share		Total
	Without	With	Without	With
	Over-allotment	Over-allotment	Over-allotment	Over-allotment

Underwriting discounts and commissions paid by us	$0.45	$0.45	$12,600,000	$14,490,000

We estimate that the total expenses of this offering payable by us, including registration, filing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately $0.5 million.

We have agreed to indemnify the several underwriters against liabilities under the Securities Act or contribute to payments which the underwriters may be required to make in that respect.

Electronic Offer, Sale and Distribution of Securities

A prospectus in electronic format may be made available on the Internet sites or through other online services maintained by one or more of the underwriters and/or selling group members participating in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter or selling group member, prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by J.P. Morgan Securities Inc. and Barclays Capital Inc. on the same basis as other allocations.

Other than the prospectus in electronic format, the information on any underwriter’s or selling group member’s website and any information contained in any other website maintained by an underwriter or selling group member is not part of the prospectus or the registration statement of which this prospectus supplement and the accompanying prospectus form a part, has not been approved and/or endorsed by us or any underwriter or selling group member in its capacity as underwriter or selling group member and should not be relied upon by investors.

No Sale of Similar Securities

We have agreed that we will not (i) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock or (ii) enter into any swap or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of any shares of our common stock (regardless of whether any of these transactions are to be settled by the delivery of shares of our common stock, or such other securities, in cash or otherwise), in each case without the prior written consent of J.P. Morgan Securities Inc. and Barclays Capital Inc. (which consent shall not be unreasonably withheld) for a period of 60 days after the date of this prospectus supplement. The foregoing sentence shall not apply to (A) the shares of our common stock to be sold hereunder, (B) any shares of our common stock issued by us upon the exercise of an option or warrant or the conversion of a security outstanding on the date hereof, (C) any shares of our common stock, restricted stock, stock units or performance shares issued or options to purchase common stock granted pursuant to our existing employee benefit plans, or (D) any shares of our common stock issued pursuant to any of our non-employee director stock plan or our dividend reinvestment plan or issued as directors’ qualifying shares.

Our directors and executive officers have entered into lock-up agreements with the underwriters prior to the commencement of this offering pursuant to which each of these persons, with limited exceptions, for a period of 90 days after the date of this prospectus supplement, may not, without the prior written consent of J.P. Morgan Securities Inc. and Barclays Capital Inc. (which consent shall not be unreasonably withheld), (1) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock (including, without limitation, common stock which may be deemed to be beneficially owned by such directors and executive officers in accordance with the rules and regulations of the Commission and securities which may be issued upon exercise of a stock option or warrant) or (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the common stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of common stock or such other securities, in cash or otherwise.

Price Stabilization and Short Positions

In connection with the offering the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•	Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any short position by either exercising their over-allotment option and/or purchasing shares in the open market.

•	Syndicate covering transactions involve purchases of the shares in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. If the underwriters sell more shares than could be covered by the over-allotment option, a naked short position, that position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•	Penalty bids permit J.P. Morgan Securities Inc. and Barclays Capital Inc. to reclaim a selling concession from a syndicate member when the shares originally sold by the syndicate member are purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of the shares or preventing or retarding a decline in the market price of the shares. As a result, the price of the shares may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the New York Stock Exchange or otherwise and, if commenced, may be discontinued at any time.

Foreign Jurisdictions

The shares are being offered for sale in the United States and in jurisdictions outside the United States, subject to applicable law.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), from and including the date on which the European Union Prospectus Directive (the “EU Prospectus Directive”) is implemented in that Relevant Member State (the “Relevant Implementation Date”) an offer of shares described in this prospectus may not be made to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the EU Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

(a)	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b)	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c)	to fewer than 100 natural or legal persons (other than qualified investors as defined in the EU Prospectus Directive) subject to obtaining the prior consent of the manager for any such offer; or

(d)	in any other circumstances which do not require the publication by Ocwen of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of shares to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe for the shares, as the same may be varied in that Member State by any measure implementing the EU Prospectus Directive in that Member State and the expression EU Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Each of the underwriters severally represents, warrants and agrees as follows:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) to persons who have professional experience in matters relating to investments falling with Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 or in circumstances in which section 21 of FSMA does not apply to the company; and

(b)	it has complied with, and will comply with all applicable provisions of FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

The shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and

any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Neither this prospectus supplement nor the accompanying prospectus has been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement, the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

No registration has been made under Article 4, Paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) (“FIEL”) in relation to the common stock. The shares of common stock are being offered in a private placement to: (i) “qualified institutional investors” (tekikaku-kikan-toshika) under Article 10 of the Cabinet Office Ordinance concerning Definitions provided in Article 2 of the FIEL (the Ministry of Finance Ordinance No. 14, as amended) (“QIIs”), under Article 2, Paragraph 3, Item 2 i of the FIEL; or (ii) up to 49 investors under Article 2, Paragraph 3, Item 2 iii of the FIEL. Any QII acquiring the common stock in this offer may not transfer or resell those shares except to other QIIs.

Other Relationships

Certain of the underwriters and their affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.

LEGAL MATTERS

The validity of any securities offered under this prospectus supplement will be passed upon by Kevin J. Wilcox. Certain other legal matters in connection with this offering will be passed upon for us by O’Melveny & Myers LLP, New York, New York. Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York, will pass upon certain legal matters for the underwriters in connection with this offering.

EXPERTS

The financial statements incorporated in this prospectus supplement and the accompanying prospectus by reference to Ocwen Financial Corporation’s Current Report on Form 8-K dated July 16, 2009 and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement and the accompanying prospectus by reference to the Annual Report on Form 10-K of Ocwen Financial Corporation for the year ended December 31, 2008 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered certified public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS

$300,000,000

OCWEN FINANCIAL CORPORATION

Common Stock, $0.01 par value per share

We may offer and sell from time to time, in one or more offerings and on terms that we will determine at the time of the offering, the securities described in this prospectus, up to an aggregate amount of $300,000,000.

We will provide the specific terms of any offering in supplements to this prospectus. We can only use this prospectus to offer and sell our common stock by also including a prospectus supplement relating to that offer and sale.

We may sell the common stock directly to you, through agents that we select or through underwriters and broker-dealers that we select. If we use agents, underwriters or broker-dealers to sell the securities, we will name them and describe their compensation in a prospectus supplement.

Our common stock is traded on the New York Stock Exchange under the symbol “OCN”. On July 15, 2009, the last reported sale price of our common stock on the New York Stock Exchange was $13.09 per share.

Investing in our common stock involves a high degree of risk. You are urged to read the sections entitled “Risk Factors” beginning on page 5 of this prospectus and in Item 1A of our most recent Annual Report on Form 10-K and Item 1A of each of our subsequently filed Quarterly Reports on Form 10-Q (which documents are incorporated by reference herein), which describe specific risks and other information that should be considered before you make an investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 29, 2009.

i

ABOUT THIS PROSPECTUS

The financial statements incorporated in this Prospectus by reference to Ocwen Financial Corporation’s Current Report on Form 8-K dated July 16, 2009 and the financial statement schedules and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K of Ocwen Financial Corporation for the year ended December 31, 2008 have been so incorporated in reliance on the report(s) of PricewaterhouseCoopers LLP, an independent registered certified public accounting firm, given on the authority of said firm as experts in auditing and accounting.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are not making an offer to sell or seeking an offer to buy shares of our common stock under this prospectus in any jurisdiction where the offer or sale is not permitted. Brokers or dealers should confirm the existence of an exemption from registration or effect a registration in connection with any offer and sale of these shares. You should read all information supplementing this prospectus.

The information contained in this prospectus is accurate only as of the date of this prospectus regardless of the time of delivery of this prospectus or any sale of our common stock. Our business, financial condition, results of operations and prospects may have changed since that date.

You should read this prospectus together with the additional information described under the heading “Where You Can Find More Information.”

Except as otherwise indicated by the context, references in this prospectus to “Ocwen,” “we,” “us,” or “our” are to Ocwen Financial Corporation.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

We file annual, quarterly and current reports, proxy statements and other information with the Commission. You may read and copy any document we file at the Commission’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the Public Reference Room. You can request copies of these documents by writing to the Commission and paying a fee for the copying costs. The Commission maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. Our Commission filings are available at the Commission’s website at http://www.sec.gov.

This prospectus is part of a registration statement that we filed with the Commission. The registration statement contains more information than this prospectus regarding us and our common stock including certain exhibits and schedules. You can obtain a copy of the registration statement from the Commission at the address listed above or from the Commission’s Internet website.

The Commission allows us to “incorporate by reference” the information we file with them which means that we can disclose important information to you by referring you to those documents instead of having to repeat the information in this prospectus. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the Commission will automatically update and supersede this information.

We incorporate by reference the documents listed below and any future filings we will make with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this prospectus and the termination of the offering and also between the date of the initial registration statement and prior to effectiveness of the registration statement:

•	our Annual Report on Form 10-K for the year ended December 31, 2008, filed on March 12, 2009;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, filed on May 7, 2009;

•	our Current Reports on Form 8-K filed on March 30, 2009, April 1, 2009, April 9, 2009, June 26, 2009, July 10, 2009 and July 16, 2009; and

•	the description of our common stock contained in our registration statement on Form S-1 (File No. 333-5153), initially filed on June 4, 1996, including any amendments or reports filed for the purposes of updating this description.

To the extent that any information contained in any current report on Form 8-K or any exhibit thereto was furnished, rather than filed with the Commission, such information or exhibit is specifically not incorporated by reference in this prospectus.

This prospectus is part of a registration statement on Form S-3 that we have filed with the Commission under the Securities Act. The rules and regulations of the Commission allow us to omit from this prospectus certain information included in the registration statement. For further information about us and our securities, you should refer to the registration statement and the exhibits and schedules filed with the registration statement. With respect to the statements contained in this prospectus regarding the contents of any agreement or any other document, in each instance, such statement is qualified in all respects by the complete text of the agreement or document a copy of which has been filed as an exhibit to the registration statement.

These documents may also be accessed on our website at www.ocwen.com. Except as otherwise specifically incorporated by reference in this prospectus, information contained in, or accessible through, our website is not a part of this prospectus.

You may request a copy of any or all of the information incorporated by reference, at no cost, by writing or telephoning us at the following:

Ocwen Financial Corporation
1661 Worthington Road, Suite 100
West Palm Beach, FL 33409
561-682-8000
Attention: Investor Relations

OCWEN FINANCIAL CORPORATION

Ocwen Financial Corporation (Ocwen), through its subsidiaries, is a leading asset manager and business process solutions provider specializing in loan servicing, special servicing, mortgage loan due diligence and receivables management services. Ocwen is headquartered in West Palm Beach, Florida with offices in Arizona, California, Florida, Georgia and New York and global operations in Germany, Canada, Uruguay and India. Ocwen is a Florida corporation organized in February 1988 in connection with the acquisition of Ocwen Federal Bank FSB (the Bank).

Effective June 30, 2005, the Bank voluntarily terminated its status as a federal savings bank. This process, which we referred to as “debanking,” was approved by the Office of Thrift Supervision (OTS) and resulted in the divestiture to Marathon National Bank of New York (Marathon) of the Bank’s deposit liabilities and the assignment of the Bank’s remaining assets and liabilities to Ocwen Loan Servicing, LLC (OLS). We continued the Bank’s non-depository businesses, including its residential mortgage servicing business, under OLS which is a licensed servicer in all 50 states, the District of Columbia and Puerto Rico.

Our primary lines of business are Ocwen Asset Management (OAM) and Ocwen Solutions (OS). OAM operates in three business segments: servicing, loans and residuals and asset management vehicles (AMV). OS operates in three business segments: mortgage services, financial services and technology products. In addition, OS includes our interest in BMS Holdings, Inc. We intend to rename OS “Altisource Portfolio Solutions S.A.” in connection with the spin-off described below in “Recent Developments—Spin-off of Altisource Portfolio Solutions.”

Our primary goal is to make our clients’ loans worth more by leveraging our superior processes and innovative technology. In a recent comparison of servicer performance in servicing non-performing residential loans, Moody’s reported that we had a “cure and cash flowing rate” that exceeded the average rate for Moody’s highest-rated servicers as a group. Our high cure rate demonstrates that we are among the leaders in our industry in realizing loan values for investors and in keeping Americans in their homes.

Our competitive advantage, with respect to both OS and the servicing business segment of OAM, is our ability to manage high value, knowledge-based job functions with our global platform while reducing operating variability. We accomplish this by using technology solutions that include psychological principles, scripts, decision models, straight-through processing and workflow management.

Our principal executive offices are located at 1661 Worthington Road, Suite 100, West Palm Beach, FL 33409, and our telephone number is (561) 682-8000.

RECENT DEVELOPMENTS

Private Placement

On April 3, 2009, we sold newly-issued shares of our common stock in a private transaction for an aggregate purchase price of approximately $60 million. The purchasers, most of whom were existing Ocwen shareholders, paid $11.00 per share for 5,471,500 shares, or approximately 8% of the total outstanding shares giving effect to the new issuance. Along with their then-existing stockholdings, the purchasers owned approximately 9.6% of Ocwen’s total outstanding shares as of the date of such new issuance. The securities sold in the private placement have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and were sold pursuant to Section 4(2) and Regulation D of the Securities Act. These securities may not be offered or sold in the U.S. absent registration or pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws, and we have agreed to file a registration statement no later than 270 calendar days after April 3, 2009 covering the resale of the acquired shares.

Spin-Off of Altisource Portfolio Solutions

On May 13, 2009, a registration statement on Form 10 was filed with the Securities and Exchange Commission for the spin-off of Altisource Portfolio Solutions S.A., or Altisource, a subsidiary of Ocwen. Altisource will contain the mortgage services business, financial services business and technology products business formerly known as Ocwen Solutions. After the completion of the spin-off of Altisource, Ocwen will have certain commercial arrangements with Altisource that will continue for several years. The spin-off of Altisource is expected to be completed in the third quarter of 2009.

After the completion of the spin-off, Altisource’s largest customer will initially be Ocwen, and Altisource will enter into long-term servicing contracts with Ocwen for up to eight year terms. There are other arrangements between Altisource and Ocwen that will continue following the spin-off which are described below in the section entitled “Relationship between Ocwen and Altisource following the Separation.”

Although Altisource will be a separate company from Ocwen after the spin-off, Altisource and Ocwen will have the same Chairman of the Board, William C. Erbey. Mr. Erbey is also the current Chief Executive Officer of Ocwen and will remain in that role after the spin-off (Mr. Erbey will serve as Altisource’s non-executive chairman). As a result, he has obligations to Ocwen as well as to Altisource. Mr. Erbey currently owns 27.8% of Ocwen and will own 27.8% of Altisource as a result of the spin-off.

We have included in this document unaudited pro forma consolidated financial information of Ocwen after giving effect to the completion of the spin-off of Altisource. See “Unaudited Pro Forma Consolidated Financial Information.”

Sale of Bankhaus Oswald Kruber GmbH & Co. KG (BOK)

On June 15, 2009, we entered into a new agreement to sell our investment in BOK, subject to regulatory approvals. As of March 31, 2009, we had recorded a reserve of $1.2 million associated with mortgage loans originated by BOK that was based on previous offers received in 2008. As a consequence of the terms of this new agreement, we reversed the previously recorded reserve for these receivables.

RELATIONSHIP BETWEEN OCWEN AND ALTISOURCE FOLLOWING THE SPIN-OFF

For purposes of governing certain of the ongoing relationships between us and Altisource after the spin-off, and to provide for an orderly transition to the status of two independent companies, we will enter into certain agreements with Altisource as described below:

•	Separation Agreement: will provide for, among other things, the principal corporate transactions required to effect the spin-off and certain other agreements relating to the continuing relationship between us and Altisource after the spin-off;

•	Transition Services Agreement: under this agreement, we and Altisource will provide to each other services in such areas as human resources, vendor management, corporate services, six sigma, quality assurance, quantitative analytics, treasury, accounting, risk management, legal, strategic planning, compliance and other areas where we, and Altisource, may need transition assistance and support following the spin-off;

•	Tax Matters Agreement: will set out each party’s rights and obligations with respect to deficiencies and refunds, if any, of federal, state, local or foreign taxes for periods before and after the spin-off and related matters such as the filing of tax returns and the conduct of Internal Revenue Service and other audits;

•	Employee Matters Agreement: will provide for the transition of employee benefit plans and programs sponsored by us for employees of Altisource;

•	Services Agreement: will provide for Altisource’s offering of certain services to us in connection with our business following the spin-off for an initial term of eight (8) years, subject to renewal, with pricing terms intended to reflect market rates;

•	Technology Products Services Agreement: will provide for Altisource’s offering of certain technology products services to us in connection with our business, also for an initial term of eight (8) years, subject to renewal, with pricing terms intended to reflect market rates;

•	Intellectual Property Agreement: will provide for the transfer of intellectual property assets to Altisource and

•	Data Center and Disaster Recovery Services Agreement: will provide for Altisource’s offering of certain data center and disaster recovery services in connection with our business.

RISK FACTORS

Before you decide whether to purchase any of our common stock, in addition to the other information in this prospectus and the applicable prospectus supplement, you should carefully consider the risk factors set forth below as well as those set forth under the heading “Risk Factors” in Item 1A of our most recent Annual Report on Form 10-K and Item 1A of each of our subsequently filed Quarterly Reports on Form 10-Q, which are incorporated by reference into this prospectus, as the same may be updated from time to time by our future filings under the Securities Exchange Act of 1934, as amended, or the Exchange Act. For more information, see the section entitled “Incorporation of Certain Information by Reference.”

The risks and uncertainties we describe are not the only ones facing us. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business or operations. Any adverse effect on our business, financial condition or operating results could result in a decline in the value of our common stock and the loss of all or part of your investment.

Risks Relating to Ownership of Our Common Shares

Our common share price may experience substantial volatility which may affect your ability to sell our common shares at an advantageous price.

The market price of our common shares has been and may continue to be volatile. For example, the closing market price of our common shares on the New York Stock Exchange has fluctuated during the past twelve months between $4.52 per share and $13.30 per share and may continue to fluctuate. Therefore, the volatility may affect your ability to sell our common shares at an advantageous price. Market price fluctuations in our common shares may be due to acquisitions, dispositions, the spin-off of Altisource or other material public announcements along with a variety of additional factors including, without limitation, those set forth under “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.” In addition, the stock markets in general, including the New York Stock Exchange, recently have experienced extreme price and trading fluctuations. These fluctuations have resulted in volatility in the market prices of securities that often has been unrelated or disproportionate to changes in operating performance. These broad market fluctuations may adversely affect the market prices of our common shares.

Shares of our common stock are relatively illiquid.

As of June 30, 2009, we had 67,512,096 shares of common stock outstanding. As of that date, approximately 36% of our common shares were held by our officers and directors and their affiliates and another approximately 21% of our common shares were held by three investors. As a result of our relatively small public float, our common stock may be less liquid than the common stock of companies with broader public ownership. The trading of a relatively small volume of our common stock may have a greater impact on the trading price of our common stock than would be the case if our public float were larger.

Because of certain provisions of our organizational documents, takeovers may be more difficult possibly preventing you from obtaining an optimal share price.

Our amended and restated articles of incorporation provide that the total number of shares of all classes of capital stock that we have authority to issue is 220 million, of which 200 million are common shares and 20 million are preferred shares. Our Board of Directors has the authority, without a vote of the shareholders, to establish the preferences and rights of any preferred or other class or series of shares to be issued and to issue such shares. The issuance of preferred shares could delay or prevent a change in control. Since our Board of Directors has the power to establish the preferences and rights of the preferred shares without a shareholder vote, our Board of Directors may give the holders of preferred shares preferences, powers and rights, including voting rights, senior to the rights of holders of our common shares.

Risks Relating to the Altisource Spin-off

We could have conflicts with Altisource, and our Chief Executive Officer and Chairman of the Board, and other officers and directors, could have conflicts of interest due to their relationships with Ocwen and Altisource which may be resolved in a manner adverse to us.

Conflicts may arise between Ocwen and Altisource as a result of our ongoing agreements and the nature of our respective businesses. Among other things, we will become a party to a variety of agreements with Altisource in connection with the spin-off (as described above in the section entitled “Relationship between Ocwen and Altisource following the Separation”), and we may enter into further agreements with Altisource after the spin-off. Certain of our executive officers and directors may be subject to conflicts of interest with respect to such agreements and other matters due to their relationships with Altisource.

William C. Erbey, who will remain our Chief Executive Officer and Chairman of the Board, will become Altisource’s non-executive Chairman of the Board as a result of the spin-off. As a result, he has obligations to us as well as to Altisource and may potentially have conflicts of interest with respect to matters potentially or actually involving or affecting us and Altisource.

Mr. Erbey will own substantial amounts of Altisource common stock and stock options because of his relationships with Altisource. This ownership could create or appear to create potential conflicts of interest when our Chairman of the Board is faced with decisions that involve Ocwen, Altisource or any of their respective subsidiaries.

Matters that could give rise to conflicts between us and Altisource include, among other things:

•	our ongoing and future relationships with Altisource, including related party agreements and other arrangements with respect to the administration of tax matters, employee benefits, indemnification and other matters;

•	the quality and pricing of services that Altisource has agreed to provide to us or that we have agreed to provide to Altisource and

•	any competitive actions by Altisource.

We will also seek to manage these potential conflicts through dispute resolution and other provisions of our agreements with Altisource and through oversight by independent members of our Board of Directors. There can be no assurance that such measures will be effective, that we will be able to resolve all conflicts with Altisource or that the resolution of any such conflicts will be no less favorable to us than if we were dealing with a third party.

If the spin-off of Altisource does not qualify as a tax-free transaction, taxes could be imposed on Ocwen, Altisource and its shareholders.

It is a condition to completing the spin-off that Ocwen receive an opinion from Ocwen’s special tax advisor confirming that for United States federal income tax purposes the transaction qualifies as a tax-free spin-off under Section 355 of the Internal Revenue Code (Code). A spin-off that so qualifies will not be taxable to Altisource or its shareholders except to the extent shareholders receive payment for fractional shares. Pursuant to Treasury regulations under Section 367(b) of the Code, Ocwen will recognize a portion of its gain realized pursuant to the spin-off; however, because Ocwen will undertake a pre-spin restructuring that will be taxable, such gain should not be material to Ocwen. Altisource has agreed to indemnify Ocwen for certain tax liabilities. Ocwen will be subject to tax on certain of the asset transfers within Ocwen that are made in the pre-spin restructuring actions, and under the applicable Treasury regulations, each member of Ocwen’s consolidated group at the time of the spin-off (including several Altisource subsidiaries) would be severally liable for such tax liability. If the spin-off does not qualify as a tax-free transaction for United States income tax purposes, Ocwen shareholders generally would be treated as if they received a distribution equal to the full fair market value of the Altisource common stock on the date of the spin-off.

Even if the transaction were to otherwise qualify for tax-free treatment under Section 355 of the Code, it would become taxable to Ocwen pursuant to Section 355(e) of the Code if stock representing a 50% or greater interest in Ocwen or Altisource were acquired by one or more persons, directly or indirectly, as part of a plan or series of related transactions that included the spin-off. If the Internal Revenue Service (IRS) were to determine that acquisitions of Ocwen common stock or Altisource’s common stock, either before or after the spin-off, were part of a plan or series of related transactions that included the spin-off, this determination could result in the recognition of gain by Ocwen under Section 355(e).

The Altisource spin-off could have a dilutive effect on Ocwen shareholders, will initially reduce Ocwen’s market value and balance sheet and may impact Ocwen’s ability to obtain or maintain financing.

The aggregate principal amount outstanding of the 3.25% Contingent Convertible Unsecured Senior Notes Due 2024 (the “Securities”) issued by the Company is currently approximately $56 million. Under the terms of the indenture relating to the Securities, if the value of Altisource is greater than 10% of the Company’s current market value at the time of the spin-off, then a Conversion Event would occur which would permit holders of the Securities to exercise an option to convert all or any portion of their Securities into shares of Common Stock of the Company. Ocwen’s Board of Directors has declared that the value of Altisource will likely be greater than 10% of the Company’s market value at the time of the contemplated spin-off. Accordingly, a Notice of Conversion Rights has been provided to all holders of the Securities pursuant to the terms of the related indenture. There can be no assurances regarding whether or to what extent such holders will exercise their option to convert the Securities. If all holders do convert their Securities into Common Stock, then the dilutive impact to existing Ocwen shareholders would be 7%.

The Altisource spin-off will also initially reduce the Company’s market value and balance sheet. There can be no assurances regarding whether or to what extent the Altisource spin-off or these factors may be viewed by the Company’s current or potential lenders or other counterparties as negatively impacting the Company’s ability to obtain, maintain or renew financings, credit agreements, guaranties or other contractual relationships.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the information we incorporate by reference, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact, included or incorporated by reference into this prospectus, including, without limitation, statements regarding our financial position, business strategy and other plans and objectives for our future operations, are forward-looking statements.

These statements include declarations regarding our management’s beliefs and current expectations. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts” or “continue” or the negative of such terms or other comparable terminology. These forward-looking statements are subject to inherent risks and uncertainties in predicting future results and conditions that could cause the actual results to differ materially from those projected in these forward-looking statements. Some, but not all, of the risks and uncertainties include those referred to in the section entitled “Risk Factors” and the following:

•	assumptions related to the sources of liquidity, our ability to fund advances and the adequacy of financial resources;

•	estimates regarding prepayment speeds, float balances, delinquency rates, advances and other servicing portfolio characteristics;

•	projections as to the performance of our fee-based loan processing business and our asset management vehicles;

•	assumptions about our ability to grow our business;

•	our plans to continue to sell our non-core assets;

•	our ability to establish additional asset management vehicles;

•	our ability to reduce our cost structure;

•	our analysis in support of the decision to spin off Altisource as a separate company;

•	our continued ability to successfully modify delinquent loans and sell foreclosed properties;

•	estimates regarding our reserves, valuations and anticipated realization on assets and

•	expectations as to the effect of resolution of pending legal proceedings on our financial condition.

Forward-looking statements are not guarantees of future performance and involve a number of assumptions, risks and uncertainties that could cause actual results to materially differ. Important factors that could cause actual results to differ include, but are not limited to, the risks discussed in “Risk Factors” above and the following:

•	availability of adequate and timely sources of liquidity;

•	delinquencies, advances and availability of servicing;

•	general economic and market conditions;

•	uncertainty related to market conditions and government programs;

•	governmental regulations and policies and

•	uncertainty related to dispute resolution and litigation.

Further information on the risks specific to our business is detailed within this prospectus and our other reports and filings with the Commission, including our Annual Reports on Form 10-K, our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Forward-looking statements speak only as of the date they are made and should not be relied upon. Ocwen Financial Corporation undertakes no obligation to update or revise forward-looking statements.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma consolidated financial information is presented for illustrative purposes only giving effect to the spin-off of Altisource. The unaudited pro forma consolidated balance sheet as of March 31, 2009 assumes that the spin-off of Altisource occurred as of such date, and the unaudited pro forma consolidated statement of continuing operations for the year ended December 31, 2008 and the three months ended March 31, 2009 assume that the spin-off of Altisource occurred as of January 1, 2008.

The unaudited pro forma consolidated financial information has been prepared based upon information and assumptions that management believes are reasonable. However, the unaudited pro forma consolidated financial information is presented for illustrative and informational purposes only and does not purport to represent what Ocwen’s results of operations or financial condition would have been if the spin-off of Altisource had occurred on the assumed dates nor is it necessarily indicative of Ocwen’s future financial performance. The unaudited pro forma consolidated financial information presented herein should be read in conjunction with the consolidated financial statements and notes thereto included in Ocwen’s Annual Report on Form 10-K for the year ended December 31, 2008 and Quarterly Report on Form 10-Q for the three months ended March 31, 2009, which are incorporated herein by reference.

Unaudited Pro Forma Balance Sheet
As of March 31, 2009
(Dollars in thousands, except share data)

			Pro forma
			Adjustments
		Less	Relating to
	OCN	Altisource	Altisource	OCN Pro
	Historical	Historical	Spin-off	Forma	Note

Assets
Cash	$158,855	$5,249	$—	$153,606
Trading securities, at fair value
Investment grade auction rate	238,161	—	—	238,161
Subordinates and residuals	4,028	—	—	4,028
Loans held for resale, at lower of cost or fair value	44,670	—	—	44,670
Advances	172,459	—	—	172,459
Match funded advances	881,244	—	—	881,244
Mortgage servicing rights	140,603	—	—	140,603
Receivables, net	49,433	14,542	4,700	39,591	(1)
Deferred tax assets, net	167,913	—	1,759	169,672	(2)
Intangibles, including goodwill	45,589	45,589	—	—
Premises and equipment, net	11,799	8,752	—	3,047
Investments in unconsolidated entities	22,115	—	—	22,115
Other assets	92,647	1,947		90,700

Total assets	$2,029,516	$76,079	$6,459	$1,959,896

Liabilities and Equity
Liabilities
Match funded liabilities	$790,300	$—	$—	$790,300
Lines of credit and other secured borrowings	144,065	—	—	144,065
Investment line	186,568	—	—	186,568
Servicer liabilities	90,365	—	—	90,365
Debt securities	108,843	—	—	108,843
Deferred tax liability	—	1,759	1,759	—	(2)
Other liabilities	82,697	11,348	4,700	76,049	(1)

Total liabilities	1,402,838	13,107	6,459	1,396,190

Equity
Ocwen Financial Corporation stockholders’ equity
Common stock, $.01 par value; 200,000,000 shares authorized; 62,963,498 shares issued and outstanding at March 31, 2009	630	—	—	630
Additional paid-in capital	203,898	—	(62,972)	140,926	(3)
Retained earnings	420,010	—	—	420,010
Parent equity	—	62,972	62,972	—	(3)
Accumulated other comprehensive income, net of income taxes	1,836	—	—	1,836

Total Ocwen Financial Corporation stockholders’ equity	626,374	62,972	—	563,402
Minority interest in subsidiaries	304	—	—	304

Total equity	626,678	62,972	—	563,706

Total liabilities and equity	$2,029,516	$76,079	$6,459	$1,959,896

Unaudited Pro Forma Statement of Continuing Operations
for the Three Months Ended March 31, 2009
(Dollars in thousands, except share data)

			Pro forma
			Adjustments
		Less	Relating to
	OCN	Altisource	Altisource	OCN Pro
	Historical	Historical	Spin-off	Forma	Note

Revenue
Servicing and subservicing fees	$78,810	$13,842	$—	$64,968
Process management fees	33,692	21,947	(2,030)	9,715	(4)
Other revenues	2,088	6,830	5,395	653	(4)

Total revenue	114,590	42,619	3,365	75,336

Operating expenses
Compensation and benefits	28,545	13,074	—	15,471
Amortization of servicing rights	10,041	—	—	10,041
Servicing and origination	12,638	10,604	—	2,034
Technology and communications	4,808	4,325	3,365	3,848	(4)
Professional services	7,186	827	—	6,359
Occupancy and equipment	6,046	2,135	—	3,911
Other operating expenses	3,002	4,516	—	(1,514)	(5)

Total operating expenses	72,266	35,481	3,365	40,150

Income from operations	42,324	7,138	—	35,186

Other income (expense)
Interest income	2,165	—	—	2,165
Interest expense	(16,663)	(614)	(569)	(16,618)	(6)
Loss on trading securities	(380)	—	—	(380)
Gain on debt repurchases	534	—	—	534
Loss on loans held for resale, net	(4,554)	—	—	(4,554)
Equity in earnings of unconsolidated entities	27	—	—	27
Other, net	(189)	(5)	—	(184)

Other expense, net	(19,060)	(619)	(569)	(19,010)

Income from continuing operations before income taxes	23,264	6,519	(569)	16,176
Income tax expense (benefit)	8,037	2,080	(202)	5,755

Income from continuing operations	15,227	4,439	(367)	10,421
Net loss from continuing operations attributable to minority interest in subsidiaries	70	—	—	70

Income from continuing operations attributable to Ocwen Financial Corporation (OCN)	$15,297	$4,439	$(367)	$10,491

Basic earnings per share
Income from continuing operations attributable to OCN common shareholders	$0.24			$0.17

Diluted earnings per share
Income from continuing operations attributable to OCN common shareholders	$0.24			$0.17

Weighted average common shares outstanding
Basic	62,750,010			62,750,010
Diluted	67,871,466			63,233,420

Unaudited Pro Forma Statement of Continuing Operations
for the Year Ended December 31, 2008
(Dollars in thousands, except share data)

			Pro forma
			Adjustments
		Less	Relating to
	OCN	Altisource	Altisource	OCN Pro
	Historical	Historical	Spin-off	Forma	Note
	(As Adjusted)

Revenue
Servicing and subservicing fees	$368,026	$61,457	$13	$306,582
Process management fees	113,244	71,555	(5,536)	36,153	(4)
Other revenues	10,858	27,351	19,705	3,212	(4)

Total revenue	492,128	160,363	14,182	345,947

Operating expenses
Compensation and benefits	125,549	59,311	—	66,238
Amortization of servicing rights	52,461	—	—	52,461
Servicing and origination	52,951	35,825	—	17,126
Technology and communications	22,327	19,912	14,169	16,584	(4)
Professional services	34,615	3,269	—	31,346
Occupancy and equipment	22,978	8,125	—	14,853
Other operating expenses	12,474	16,694	13	(4,207)	(5)

Total operating expenses	323,355	143,136	14,182	194,401

Income from operations	168,773	17,227	—	151,546

Other income (expense)
Interest income	14,696	16	—	14,680
Interest expense	(86,574)	(2,607)	(2,269)	(86,236)	(6)
Loss on trading securities	(35,480)	—	—	(35,480)
Loss on debt repurchases	(86)	—	—	(86)
Loss on loans held for resale, net	(17,096)	—	—	(17,096)
Equity in losses of
unconsolidated entities	(13,110)	—	—	(13,110)
Other, net	(141)	(35)	—	(106)

Other expense, net	(137,791)	(2,626)	(2,269)	(137,434)

Income from continuing operations before income taxes	30,982	14,601	(2,269)	14,112
Income tax expense	12,006	5,382	(918)	5,706

Income from continuing operations	18,976	9,219	(1,351)	8,406
Net loss from continuing operations attributable to minority interest in subsidiaries	41	—	—	41

Income from continuing operations attributable to Ocwen Financial Corporation (OCN)	$19,017	$9,219	$(1,351)	$8,447

Basic earnings per share
Income from continuing operations attributable to OCN common shareholders	$0.30			$0.13

Diluted earnings per share
Income from continuing operations attributable to OCN common shareholders	$0.30			$0.13

Weighted average common shares outstanding
Basic	62,670,957			62,670,957
Diluted	62,935,314			62,935,314

Notes to Unaudited Pro Forma Combined Balance Sheet as of March 31, 2009 and Statements of Continuing Operations for the Three Months Ended March 31, 2009 and the Year Ended December 31, 2008

The unaudited pro forma consolidated balance sheet as of March 31, 2009 is presented as if the spin-off of Altisource had been completed on March 31, 2009. The unaudited pro forma consolidated statement of continuing operations for the three months ended March 31, 2009 and the year ended December 31, 2008 are presented as though the spin-off of Altisource had been completed on January 1, 2008.

The historical statement of operations for OCN for the year ended December 31, 2008 has been adjusted to reflect the retrospective application of SFAS No. 160 “Non-controlling Interests in Consolidated Financial Statements—an Amendment of ARB No. 51” and FSP No. APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)”, both of which we adopted in the first quarter of 2009.

The adjustments are as follows:

(1)	Altisource reports a receivable from OCN that represents an advance of funds to OCN. The resulting intercompany receivable and payable are eliminated in OCN’s consolidated financial statements. This advance was repaid in May 2009.

(2)	Altisource reports a deferred tax liability while OCN reports its deferred tax assets net of any deferred tax liability in its consolidated financial statements.

(3)	Represents the disposition of OCN’s investment in Altisource as if it were a return of capital dividend to stockholders as of March 31, 2009.

(4)	Represent adjustments to report intersegment revenues and expenses between Altisource and other OCN segments that are eliminated in OCN’s consolidated financial statements but reported in the separate financial statements of Altisource.

(5)	Allocations of corporate support services to Altisource are included as an offset to other operating expenses; however, the allocated expenses are generally incurred in other categories such as compensation and benefits.

(6)	Altisource interest expense includes an allocated portion of OCN’s total interest expense. Following the spin-off, OCN will no longer allocate interest costs to Altisource.

USE OF PROCEEDS

Unless otherwise indicated in a prospectus supplement, we intend to use the net proceeds that we receive from the sale of our common stock covered by this prospectus for general corporate purposes including acquisitions, capital expenditures and working capital and any other purposes that we specify in the applicable prospectus supplement.

DESCRIPTION OF CAPITAL STOCK

The following description does not purport to be complete and is qualified in its entirety by reference to our amended and restated articles of incorporation and by-laws.

General

Pursuant to our amended and restated articles of incorporation, we are authorized to issue 200 million shares of common stock and 20 million shares of preferred stock. As of June 30, 2009, there were 67,512,096 shares of common stock outstanding and no shares of preferred stock outstanding.

Common Stock

Each common share has the same relative rights as, and is identical in all respects with, each other common share. All shares of common stock currently outstanding are fully paid and nonassessable. The common shares represent nonwithdrawable capital and are not subject to call for redemption. The common shares are not an account of an insurable type and are not insured by the FDIC or any other governmental authority.

We may pay dividends if, as and when declared by our Board of Directors, subject to compliance with limitations which are imposed by law. The holders of common shares will be entitled to receive and share equally in such dividends as may be declared by our Board of Directors out of funds legally available therefor. If we issue preferred shares, the holders thereof may have a priority over the holders of the common shares with respect to dividends.

The holders of common shares possess exclusive voting rights in Ocwen. They elect our Board of Directors and act on such other matters as are required to be presented to them under applicable law or our articles of incorporation or as are otherwise presented to them by our Board of Directors. Each holder of common shares is entitled to one vote per share and does not have any right to cumulate votes in the election of directors. If we issue preferred shares, holders of the preferred shares also may possess voting rights.

If we liquidate, dissolve or wind-up, the holders of the then-outstanding common shares would be entitled to receive, after payment or provision for payment of all our debts and liabilities, all of our assets available for distribution. If preferred shares are issued, the holders thereof may have a priority over the holders of the common shares in the event of liquidation or dissolution.

Holders of the common shares are not entitled to preemptive rights with respect to any shares which may be issued in the future. Thus, we may sell common shares without first offering them to the then holders of the common shares.

The transfer agent and registrar for our common shares is American Stock Transfer & Trust Company. All common shares issued will, when issued, be fully paid and nonassessable.

Preferred Stock

Our Board of Directors is authorized, subject to any limitations prescribed by law, from time to time to issue up to an aggregate of 20 million shares of preferred stock in one or more series, each of such series to have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and such qualifications, limitations or restrictions thereof, as shall be determined by the Board of Directors in a resolution or resolutions providing for the issue of such preferred stock.

PLAN OF DISTRIBUTION

We may from time to time offer and sell, separately or together, some or all of the shares of common stock covered by this prospectus. Registration of the shares of common stock covered by this prospectus does not mean, however, that those shares of common stock necessarily will be offered or sold.

The shares of common stock covered by this prospectus may be sold from time to time at market prices prevailing at the time of sale, at prices related to market prices, at a fixed price or prices subject to change or at negotiated prices by a variety of methods including the following:

•	on the New York Stock Exchange (including through at the market offerings);

•	in the over-the-counter market;

•	in privately negotiated transactions;

•	through broker-dealers who may act as agents or principals;

•	through one or more underwriters on a firm commitment or best-efforts basis;

•	in a block trade in which a broker-dealer will attempt to sell a block of shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	through put or call option transactions relating to the shares of common stock;

•	directly to one or more purchasers;

•	through agents or

•	in any combination of the above.

In effecting sales, brokers or dealers engaged by us may arrange for other brokers or dealers to participate. Broker-dealer transactions may include:

•	purchases of the shares of common stock by a broker-dealer as principal and resales of the shares of common stock by the broker-dealer for its account pursuant to this prospectus;

•	ordinary brokerage transactions or

•	transactions in which the broker-dealer solicits purchasers on a best efforts basis.

We have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of the shares of common stock covered by this prospectus. At any time a particular offer of the shares of common stock covered by this prospectus is made, a revised prospectus or prospectus supplement, if required, will set forth the aggregate amount of shares of common stock covered by this prospectus being offered and the terms of the offering including the name or names of any underwriters, dealers, brokers or agents. In addition, to the extent required, any discounts, commissions, concessions and other items constituting underwriters’ or agents’ compensation, as well as any discounts, commissions or concessions allowed or reallowed or paid to dealers, will be set forth in such revised prospectus supplement. Any such required prospectus supplement, and, if necessary, a post-effective amendment to the registration statement of which this prospectus is a part, will be filed with the Commission to reflect the disclosure of additional information with respect to the distribution of the shares of common stock covered by this prospectus.

We may also authorize agents or underwriters to solicit offers by certain types of institutional investors to purchase securities from us at the public offering price set forth in the revised prospectus or prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The conditions to these contracts and the commission that we must pay for solicitation of these contracts will be described in a revised prospectus or prospectus supplement.

In connection with the sale of the shares of common stock covered by this prospectus through underwriters, underwriters may receive compensation in the form of underwriting discounts or commissions and may also receive commissions from purchasers of shares of common stock for whom they may act as agent. Underwriters may sell to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

Any underwriters, broker-dealers or agents participating in the distribution of the shares of common stock covered by this prospectus may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended, and any commissions received by any of those underwriters, broker/dealers or agents may be deemed to be underwriting commissions under the Securities Act of 1933, as amended.

We estimate that the total expenses in connection with the offer and sale of shares of common stock pursuant to this prospectus, other than underwriting discounts and commissions, will be approximately $321,140 including fees of our counsel and accountants, fees payable to the Commission and listing fees.

We may agree to indemnify underwriters, broker-dealers or agents against certain liabilities including liabilities under the Securities Act of 1933, as amended, and may also agree to contribute to payments which the underwriters, broker-dealers or agents may be required to make.

Certain of the underwriters, broker-dealers or agents who may become involved in the sale of the shares of common stock may engage in transactions with and perform other services for us in the ordinary course of their business for which they receive customary compensation.

LEGAL MATTERS

The validity of the issuance of the shares of our common stock described herein will be passed upon by Kevin J. Wilcox, Executive Vice President of Registrant.

EXPERTS

The financial statements incorporated in this Prospectus by reference to Ocwen Financial Corporation’s Current Report on Form 8-K dated July 16, 2009 and the financial statement schedules and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K of Ocwen Financial Corporation for the year ended December 31, 2008 have been so incorporated in reliance on the report(s) of PricewaterhouseCoopers LLP, an independent registered certified public accounting firm, given on the authority of said firm as experts in auditing and accounting.